                                                                  Exhibit (h)(7)


                         BARCLAYS GLOBAL INVESTORS FUNDS

                    SHAREHOLDER SERVICING AND PROCESSING PLAN

          Introduction: It has been proposed that Barclays Global Investors Funds (the "Trust") approve a Shareholder Servicing and Processing Plan (the "Plan") with respect to the various classes of shares (each a "Class") of the portfolios of the Trust (each, a "Fund") listed on Schedule 1 hereto, as such Schedule may be revised from time to time, under which the Trust would pay certain financial institutions, securities dealers and other industry professionals (collectively, "Servicing Agents") for providing services to Fund shareholders. The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

          The Trust's Board of Trustees (the "Board"), in considering whether the Trust should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Trust assets for such purposes.

          In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Trust and its shareholders.

          The Plan: The material aspects of this Plan are as follows:

          1. Shareholder Servicing Fee: The Trust is permitted to pay to one or more Servicing Agents a maximum shareholder servicing fee per Fund or Class, as applicable, at the annual rate set forth opposite each Fund's or Class's name on Schedule 1 hereto, based upon the value of such Fund's or Class's average daily net assets, in respect of the provision of personal services to shareholders of such Fund or Class. Payments of the shareholder servicing fee shall be used to compensate Servicing Agents for general shareholder liaison services, including, but not limited to: (1) providing necessary personnel and facilities to answer inquiries and respond to correspondence from shareholders regarding account status and history, the manner in which purchases and redemptions of the Fund shares may be effected, and other matters pertaining to the Fund; (2) assisting shareholders in designating and changing dividend options, account designations and addresses; (3) transmitting on behalf of the Fund, proxy statements, shareholder reports, prospectuses and other communications from the Fund to shareholders; (4) receiving, tabulating and transmitting to the Fund proxies executed by shareholders with respect to shareholder meetings; and (5) providing such other similar services related to the maintenance of shareholder accounts. The Board shall determine the maximum amount of the shareholder servicing fee to be paid to Servicing Agents. Payments to a Servicing Agent are subject to compliance by the Servicing Agent with the terms of any Plan-related agreement with the Trust. The shareholder servicing fee under the Plan is intended to be a "service fee" as defined in Rule 2830 of the NASD Rules of Fair Practice.

          2. Processing Fee: The Trust is permitted to pay to one or more Servicing Agents a maximum processing fee per Fund or Class, as applicable, at the annual rate set forth opposite each Fund's or Class's name on Schedule 1 hereto, based upon the value of such Fund's or Class's average daily net assets, in respect of the provision of processing and administrative services on behalf of such Fund or Class, including, but not limited to: (1) aggregating and processing purchase and redemption requests from shareholders and placing net purchase and redemption orders with the Fund's transfer agent or distributor;
(2) processing dividend payments from the Fund on behalf of shareholders; (3) providing sub-accounting for shares beneficially owned by shareholders or the information necessary for sub-accounting; (4) arranging for wiring of funds and transmitting and receiving funds in connection with customer orders to purchase or redeem shares; (5) verifying and guaranteeing shareholder signatures in connection with customer orders to purchase or redeem shares; (6) sub-transfer agency services; (7) providing periodic statements to shareholders showing account balances and, to the extent practicable, integrating such information with other transactions otherwise effected by the Servicing Agent and furnishing shareholders with monthly and annual statements and confirmations of all purchases and redemptions of Fund shares; (9) providing such other similar services as the Fund may request; and (10) providing necessary personnel and facilities to conduct the processing and administrative services described above. The Board shall determine the maximum amount of the processing fee to be paid to Servicing Agents. Payments to a Servicing Agent are subject to compliance by the Servicing Agent with the terms of any Plan-related agreement with the Trust. It is intended that none of the services provided in consideration of the processing fee be of a nature as to render the processing fee a "service fee" as defined in Rule 2830 of the NASD Rules of Fair Practice.

          3. For the purpose of determining the fees payable under this Plan, the value of the net assets of each Fund or Class shall be computed in the manner specified in the Trust's Agreement and Declaration of Trust and By-Laws for the computation of the value of the Fund's or Class's net assets.

          4. This Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

          5. This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

          6. This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

          7. This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

          8. The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the relevant Fund, as provided for in the Trust's Agreement and Declaration of Trust and By-Laws and shall not be binding upon any Trustee, officer or shareholder of the Trust or Fund individually.

Adopted: May 12, 2004

                                   SCHEDULE 1
                                   ----------

          Fees are expressed as a percentage of the average daily net asset value of the Fund or Class beneficially owned by or attributable to such clients of the Servicing Agent.

                                                       Maximum        Maximum
                                                       Annual         Annual
                                                     Shareholder    Processing
Fund and Share Classes                              Servicing Fee      Fee
--------------------------------------------------  -------------   -----------
Institutional Money Market Fund Trust Class Shares           0.25%         0.08%
Prime Money Market Fund Trust Class Shares                   0.25%         0.08%


Approved: May 12, 2004